Exhibit 99.2

Nontransferable Purchase Rights for

up to

79,600 Shares

of

Series AA Convertible Preferred Stock

The Rights Offering Will Expire at 5:00 p.m., New York City Time, on February 21, 2006, Unless the Rights

Offering is Extended

INSTRUCTIONS AS TO USE OF ACT TELECONFERENCING

SUBSCRIPTION RIGHTS CERTIFICATES

Consult Computershare Trust Company, Your Bank or Broker with Any Questions

The following instructions relate to a rights offering (the “Rights Offering”) by ACT Teleconferencing, Inc., a Colorado corporation (“we” or the “Company”), to the holders of record (“Record Holders”) of its Common Stock, no par value (“Common Stock”), as of the close of business on January 3, 2006 (the “Record Date”), as described in the Company’s Prospectus dated January 17, 2006 (the “Prospectus”). Record Holders on the Record Date are receiving subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s Series AA Convertible Preferred Stock, initial stated value $100 per share (the “Series AA Preferred Stock”).

Record Holders of our Common Stock will receive .0047 Rights for each share of Common Stock held on the Record Date.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on February 21, 2006. The Company may extend the period for exercising the Rights for up to an additional 20 days (as it may be extended, the “Expiration Time”).

After the Expiration Time, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by Computershare Trust Company (the “Subscription Agent”) after the Expiration Time, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If the Company extends the Expiration Time, the Company will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time. The Company may, in its sole discretion, withdraw or terminate the Rights Offering at any time prior to the Expiration Time.

The Rights will be evidenced by non-transferable Rights certificates (the “Subscription Rights Certificates”).

Each Right will entitle its holder to subscribe for one share of Series AA Preferred Stock (the “Basic Subscription Right”). The subscription price (the “Subscription Price”) for the Series AA Preferred Stock is $100 per share.

In addition, each holder of Rights who exercises his or her Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Right”) at the same price of $100 per share for shares of the Series AA Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Shares”), subject to availability and pro ration as described below.

Each holder of Rights may only exercise his or her Over-Subscription Right if he or she exercised his or her Basic Subscription Right in full and other holders of subscription Rights do not exercise their Basic Subscription Right in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Rights. “Pro rata” means in proportion to the amount of over-subscription price tendered by each Rights holder who wishes to exercise his or her Over-Subscription Rights prior to the Expiration Time. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than he or she subscribed for under his or her Over-Subscription Right, then the Company will allocate to him or her only the number of Excess Shares for which he or she subscribed. The Company will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Rights. See “The Rights Offering—The Subscription Rights” in the Prospectus.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in these Instructions and in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 21, 2006. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

For more complete information on the terms of the Rights Offering, please see the discussion set forth under the headings “PROSPECTUS SUMMARY—Questions and Answers About this Offering” and “The Rights Offering” in the Prospectus. Questions may be answered, and additional copies of relevant documents, including the Prospectus, may be obtained, by contacting the Subscription Agent at the following address: Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401, (303) 262-0600 Ext. 4732.

1.	How to Exercise Your Rights

To exercise your Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share of Series AA Preferred Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, on or prior to 5:00 p.m., New York City time, on February 21, 2006. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Series AA Preferred Stock being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to Computershare Trust Company, as Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at Colorado Business Bank, 15710 West Colfax Avenue, Golden, Colorado 80401, (303) 293-2265, ABA No. 102003206, further credit to account no. 3055043 ATTN: Computershare Trust Company, Inc., Warrant Escrow Account (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Payments will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account.

If you are paying by uncertified personal check, please note that uncertified checks may take five business days or more to clear. If you wish to pay the Subscription Price by uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Time to ensure that your payment is received by the Subscription Agent and clears by the Expiration Time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to invest in our Series AA Preferred Stock should you decide to exercise your Rights.

Acceptance of Payments and Documents; Method of Delivery. The Subscription Rights Certificate and payment of the Subscription Price (if made other than by wire transfer), or, if applicable, Notices of Guaranteed Delivery (as defined below), must be delivered to the Subscription Agent by one of the methods described below:

For delivery by mail:

Computershare Trust Company

P.O. Box 1596

Denver, Colorado 80201-1596

By hand delivery or overnight courier:

Computershare Trust Company

350 Indiana Street, Suite 800

Golden, Colorado 80401

Delivery to an address other than the address set forth above will not constitute valid delivery. For assistance, call the Subscription Agent at (303) 262-0600 Ext. 4732.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, we recommend that you send such certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and the clearance of payment prior to the Expiration Time.

Guaranteed Delivery Procedures. As an alternative to delivering your properly completed and executed Subscription Rights Certificate prior to the Expiration Time, you may cause a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature medallion guarantee program acceptable to the Subscription Agent (each of the foregoing being an “Eligible Institution”), to be delivered to the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the certificate number(s) of the Subscription Rights Certificate(s) relating to the Rights you are exercising, the number of Rights represented by your Subscription Rights Certificate(s) and the number of shares of Series AA Preferred Stock you are subscribing for, and the Eligible Institution’s guarantee that you will deliver to the Subscription Agent any Subscription Rights Certificates evidencing the Rights you are exercising within three business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No.: (303) 262-0606). To confirm facsimile deliveries, Eligible Institutions may call (303) 262-0600 ext. 4732.

Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent at the address, or by calling the telephone number, set forth above.

Beneficial Ownership of the Rights. Banks, brokers, trusts, depositaries or other nominee holders of the Rights who exercise the Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company on a “Nominee Holder Certification Form” the number of shares of Series AA Preferred Stock being subscribed for pursuant to the Subscription Rights Certificate by each beneficial owner of Rights on whose behalf such nominee holder is acting and the applicable Subscription Price.

Fractional Shares. You will not be permitted to purchase fractional shares of Series AA Preferred Stock pursuant to the exercise of Rights. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share number and, as soon as practicable, refunding without interest or deduction any payment received for a fractional share.

No Subscription Rights Amount; Effect of Over and Underpayments. If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised your Rights with respect to the maximum number of Rights (including Over-Subscription Rights) that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent. If we do not apply your full Subscription Price payment to your purchase of the Series AA Preferred Stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the Expiration Time.

To Have a Subscription Rights Certificate Divided into Smaller Denominations. To have a Subscription Rights Certificate divided into certificates for smaller numbers of Rights, send your Subscription Rights Certificate, together with complete instructions (including specification of the whole number of Rights you wish to be evidenced by each new Subscription Rights Certificate) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Time. Alternatively, you may ask a bank or broker to effect such actions on your behalf. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive such new Subscription Rights Certificates in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the Subscription Agent will be liable to you for any such delays.

2.	How to Properly Execute Your Subscription Rights Certificate

Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

Signature Guarantees. Your signature on each Subscription Rights Certificate must be guaranteed by an Eligible Institution, unless (i) your Subscription Rights Certificate provides that the shares of the Series AA Preferred Stock are to be delivered to you as record holder of the Rights, or (ii) you are an Eligible Institution.

3.	Delivery of the Shares of Series AA Preferred Stock That You Purchase in the Offering

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate.

Basic Subscription Right. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Series AA Preferred Stock purchased pursuant to the Basic Subscription Right. See “The Rights Offering—The Subscription Rights—Basic Subscription Right” in the Prospectus.

Over-Subscription Right. As soon as practicable after the Expiration Time and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who validly exercises the Over-Subscription Right certificates representing the number of shares of Series AA Preferred Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Right. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” in the Prospectus.

Excess Cash Payments. As soon as practicable after the Expiration Time and after all pro rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Right any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Right. See “The Rights Offering—The Subscription Rights—Return of Excess Payment” in the Prospectus.

4.	Rights Are Not Transferable

Except as described in the Prospectus, the Rights evidenced by your Subscription Rights Certificate are not transferable, and the Company has not authorized the Subscription Agent to recognize the validity of any purported transfer of Rights.

5.	Procedures for DTC Participants

We expect that your exercise of your Rights may be made through the facilities of The Depository Trust Company “DTC”). If your Rights are held of record through DTC, you may exercise your Basic Subscription Right and your Over-Subscription Right by instructing DTC to transfer your Rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of Rights you are exercising and the number of shares of Series AA Preferred Stock you are subscribing for, and your Subscription Price payment for each share of Series AA Preferred Stock for which you subscribed.

6.	Form W-9

Each Rights holder who elects to exercise his or her Rights must provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) and, where applicable, certification of such Rights holder’s exemption from backup withholding on a Form W-9, a copy of which is enclosed. Each foreign Rights holder who elects to exercise his or her Rights must provide the Subscription Agent with certification of foreign status on a Form W-8. Copies of Form W-8 and additional copies of Form W-9 may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated above. Failure to provide the information on the form may subject such Rights holder to federal income tax withholding with respect to any proceeds received by such Rights holder.

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